CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated February 21, 2007 and October 16, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of Phoenix Rising Dividends Fund, a series of Phoenix Asset Trust and in the August 31, 2007 Annual Report to Shareholders of Phoenix Growth & Income Fund, a series of Phoenix Equity Series Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Boston, Massachusetts

October 17, 2007